SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date earliest event reported) August 19, 2010

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed, in July 2010 Entergy Corporation (“Entergy”) and certain of its subsidiaries withdrew the petition that had been filed with the New York Public Service Commission (“NYPSC”) for the spin-off to Entergy shareholders of Entergy’s non-utility nuclear generation business.  On August 19, 2010, the NYPSC issued an order closing the proceeding.  In the order, the NYPSC also instituted a new proceeding directing Entergy and its subsidiaries with New York nuclear operations (Entergy Corporation, Entergy Nuclear FitzPatrick, LLC, Entergy Nuclear Indian Point 2, LLC, Entergy Nuclear Indian Point 3, LLC, and Entergy Nuclear Operations, Inc., together, the “Entergy Owners”) to show cause why they should not be required to give notice to the NYPSC at least 60 days prior to “any contemplated transactions which could jeopardize the financial strength of any or all of the Entergy New York nuclear subsidiaries.”  The facilities to which the order relates are the James A. FitzPatrick Nuclear Station and the Indian Point Energy Center (the “New York facilities”).

The order states that the intent of the NYPSC is not to impose “an overly broad application” of this notice requirement, and that the NYPSC is “not concerned about transactions that would not jeopardize the financial integrity of New York entities.”  By way of example, the order states that the NYPSC is not suggesting that notice be provided “whenever Entergy or an intermediate parent of the New York facilities issues debt, as is often the case, without restrictions being placed on the financial capacity of its New York subsidiaries to borrow or to support debt needed to finance capital projects at the New York facilities.”   However the order states that the NYPSC may consider an advance notice requirement for any transaction “that would reduce the credit quality of the Entergy Owners below a credit rating of ‘BBB-' or the equivalent or, in connection with the transaction and in order to provide credit support to a corporate parent, that would restrict a New York facility from issuing its own debt or otherwise require the facility to provide dividend income to its parent, when, in light of the facility’s capital needs, the issuance of such dividends would be inappropriate.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation

By: /s/ Theodore H. Bunting, Jr.
Theodore H. Bunting, Jr.
Senior Vice President and
Chief Accounting Officer

Dated: September 10, 2010